Exhibit 1.1

OPEN MARKET SALE AGREEMENTSM

November 4, 2009

JEFFERIES & COMPANY, INC.
520 Madison Avenue
New York, New York 10022

Ladies and Gentlemen:

Gladstone Commercial Corporation, a Maryland corporation (the “Company”), proposes, subject to the terms and conditions stated herein, to issue and sell from time to time through Jefferies & Company, Inc., as sales agent and/or principal (the “Agent”), shares of the Company’s common stock, par value $0.001 per share (the “Common Shares”), having an aggregate offering price of up to $25,000,000 on the terms set forth in this agreement (this “Agreement”). The Company is the indirect general partner of Gladstone Commercial Limited Partnership (the “Operating Partnership”), a Delaware limited partnership that serves as the Company’s primary operating partnership subsidiary.

Section 1. DEFINITIONS

(a) Certain Definitions. For purposes of this Agreement, capitalized terms used herein and not otherwise defined shall have the following respective meanings:

“Affiliate” of a Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first- mentioned Person. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agency Period” means the period commencing on the Effective Date and expiring on the earliest to occur of (x) the date on which the Agent shall have placed the Maximum Program Amount pursuant to this Agreement, (y) the date this Agreement is terminated pursuant to ýSection 7 and (z) the third anniversary of the Effective Date.

“Agent” has the meaning set forth in the introductory paragraph of this Agreement.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Base Prospectus” has the meaning set forth in ýSection 2(a).

“Borrower” has the meaning set forth in Section 2(x).

“Code” has the meaning set forth in ýSection 2(gg).

“Commission” means the U.S. Securities and Exchange Commission.

“Common Shares” has the meaning set forth in the introductory paragraph of this Agreement.

“Company” has the meaning set forth in the introductory paragraph of this Agreement.

“Debt Repayment Triggering Event” has the meaning set forth in ýSection 2(s).

“Default” has the meaning set forth in ýSection 2(s).

“EDGAR” has the meaning set forth in ýSection 2(b).

“Effective Date” has the meaning set forth in ýSection 3(a)(ii).

“Engagement Letter” has the meaning set forth in Section 8(i).

“Environmental Laws” has the meaning set forth in ýSection 2(ff).

“ERISA” has the meaning set forth in ýSection 2(gg).

“ERISA Affiliate” has the meaning set forth in ýSection 2(gg).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

“Existing Instrument” has the meaning set forth in ýýSection 2(s).

“FCPA” has the meaning set forth in ýSection 2(ll).

“FINRA” has the meaning set forth in ýSection 2(ee).

“Floor Price” means the minimum price set by the Company in the Issuance Notice below which the Agent shall not sell Shares during the applicable Selling Period, which may be adjusted by the Company at any time during the Selling Period by delivering written notice of such change to the Agent and which in no event shall be less than $1.00 without the prior written consent of the Agent, which may be withheld in the Agent’s sole discretion.

“Free Writing Prospectus” has the meaning set forth in ýSection 4(e).

“Hazardous Materials” has the meaning set forth in ýSection 2(ff).

“Interim Prospectus Supplement” has the meaning set forth in Section 4(a).

“Issuance Amount” means the aggregate Sales Price of the Shares to be sold by the Agent pursuant to any Issuance Notice.

“Issuance Notice” means a written notice delivered to the Agent by the Company in accordance with this Agreement in the form attached hereto as Exhibit A that is executed by its Chief Executive Officer, President or Chief Financial Officer.

“Issuance Notice Date” means any Trading Day during the Agency Period that an Issuance Notice is delivered pursuant to ýSection 3(b)(i).

“Issuance Price” means the Sales Price less the Selling Commission.

“Issuance Supplement” has the meaning set forth in ýSection 2(a).

“Intellectual Property Rights” has the meaning set forth in ýSection 2(u).

“Investment Company Act” has the meaning set forth in ýSection 2(aa).

“Leases” has the meaning set forth in Section 2(y).

“Material Adverse Change” has the meaning set forth in ýSection 2(j).

“Maximum Program Amount” means Common Shares with an aggregate Sales Price of the lesser of (1) $25,000,000 and (2) the aggregate dollar amount of Shares registered under the Registration Statement.

“Money Laundering Laws” has the meaning set forth in ýSection 2(mm).

“OFAC” has the meaning set forth in ýSection 2(nn).

“Original Registration Statement” has the meaning set forth in ýSection 2(a).

“PCAOB” has the meaning set forth in ýSection 2(k).

“Person” means an individual or a corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or other entity of any kind.

“Plan” has the meaning set forth in Section 2(gg).

“Principal Market” means the Nasdaq Global Market or such other national securities exchange on which the Common Shares, including any Shares, are then listed.

“Property” and “Properties” each has the meaning set forth in Section 2(w).

“Prospectus” has the meaning set forth in ýSection 2(a).

“Registration Statement” has the meaning set forth in ýSection 2(a).

“Regulation M” has the meaning set forth in ýSection 2(cc).

“REIT” has the meaning set forth in Section 2(qq).

“Related Judgment” has the meaning set forth in ýSection 8(g).

“Related Proceedings” has the meaning set forth in ýSection 8(g).

“Representation Date” has the meaning set forth in the introductory paragraph of ýSection 2.

“Rule 102” has the meaning set forth in ýSection 4(r).

“Sales Price” means the actual sale execution price of each Share placed by the Agent pursuant to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

“Selling Commission” means two percent (2%) of the Sales Price of each Share sold pursuant to this Agreement.

“Selling Period” means the period of one to twenty consecutive Trading Days (as determined by the Company in the Company’s sole discretion and specified in the applicable Issuance Notice) including the Trading Day on which an Issuance Notice is delivered pursuant to ýSection 3(b)(i), if such notice is delivered prior to 3:00 p.m. (New York City time) and otherwise, following the Trading Day on which an Issuance Notice is delivered pursuant to ýSection 3(b)(i).

“Settlement Date” means the third business day following each Trading Day during the Selling Period on which Shares are sold pursuant to this Agreement, when the Company shall deliver to the Agent the amount of Shares sold on such Trading Day and the Agent shall deliver to the Company the Issuance Price received on such sales.

“Shares” shall mean the Company’s Common Shares issued or issuable pursuant to this Agreement.

“Specified Courts” has the meaning set forth in ýSection 8(g).

“Time of Sale” has the meaning set forth in ýSection 3(b)(v).

“Time of Sale Information” means, collectively, the Prospectus and any Free Writing Prospectus used or otherwise available prior to any Issuance Notice Date or Time of Sale, as applicable.

“Trading Day” means any day on which the Principal Market is open for trading.

“Triggering Event” has the meaning set forth in ýSection 4(o).

“Units” has the meaning set forth in Section 2(q).

Section 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE OPERATING PARTNERSHIP

The Company and the Operating Partnership jointly and severally represent and warrant to, and agree with, the Agent that as of (1) the Effective Date, (2) each Issuance Notice Date, (3) each Settlement Date, (4) each time that a post-effective amendment to the Registration Statement is filed or a supplement to the Prospectus is filed in connection with this offering and (5) as of each Time of Sale (each of the times referenced above is referred to herein as a “Representation Date”), except as may be disclosed in the Prospectus (including any documents incorporated by reference therein and any supplements thereto) on or before a Representation Date:

(a) Registration Statement. The Company has prepared and filed with the Commission a shelf registration statement on Form S-3 (File No. 333-147856) that contains a base prospectus (the “Base Prospectus”). Such registration statement registers the issuance and sale by the Company of the Shares under the Securities Act. Such registration statement, including any information deemed to be a part thereof pursuant to Rule 430B or Rule 430C under the Securities Act, including all financial statements, exhibits and schedules thereto and all documents incorporated or deemed to be incorporated therein by reference pursuant to Item 12 of Form S-3 under the Securities Act as from time to time amended or supplemented, is herein referred to as the “Registration Statement,” and the prospectus constituting a part of such registration statement, together with any prospectus supplement filed with the Commission pursuant to Rule 424(b) under the Securities Act relating to a particular issuance of the Shares (each, an “Issuance Supplement”), including all documents incorporated or deemed to be incorporated therein by reference pursuant to Item 12 of Form S-3 under the Securities Act, in each case, as from time to time amended or supplemented, is referred to herein as the “Prospectus,” except that if any revised prospectus is provided to the Agent by the Company for use in connection with the offering of the Shares that is not required to be filed by the Company pursuant to Rule 424(b) under the Securities Act, the term “Prospectus” shall refer to such revised prospectus from and after the time it is first provided to the Agent for such use. The Registration Statement at the time it originally became effective is herein called the “Original Registration Statement.” As used in this Agreement, the terms “amendment” or “supplement” when applied to the Registration Statement or the Prospectus shall be deemed to include the filing by the Company with the Commission of any document under the Exchange Act after the date hereof that is or is deemed to be incorporated therein by reference.

All references in this Agreement to financial statements and schedules and other information which is “contained,” “included” or “stated” in the Registration Statement or the Prospectus (and all other references of like import) shall be deemed to mean and include all such financial statements and schedules and other information which is or is deemed to be incorporated by reference in or otherwise deemed under the Securities Act to be a part of or included in the Registration Statement or the Prospectus, as the case may be, as of any specified date; and all references in this Agreement to amendments or supplements to the Registration Statement or the Prospectus shall be deemed to mean and include, without limitation, the filing of any document under the Exchange Act which is or is deemed to be incorporated by reference in or otherwise deemed under the Securities Act to be a part of or included in the Registration Statement or the Prospectus, as the case may be, as of any specified date.

At the time the Registration Statement was originally declared effective and at the time the Company’s annual report on Form 10-K for the year ended December 31, 2008 was filed with the Commission, the Company met the then applicable requirements for use of Form S-3 under the Securities Act. During the Agency Period, each time the Company files a post-effective amendment to the Registration Statement or an annual report on Form 10-K the Company will meet the then applicable requirements for use of Form S-3 under the Securities Act.

(b) Compliance with Registration Requirements. The Original Registration Statement has been declared effective by the Commission under the Securities Act. The Company has complied to the Commission’s satisfaction with all requests of the Commission for additional or supplemental information. No stop order suspending the effectiveness of the Registration Statement is in effect and no proceedings for such purpose have been instituted or are pending or, to the best knowledge of the Company, are contemplated or threatened by the Commission.

The Prospectus when filed complied in all material respects with the Securities Act and, if filed by electronic transmission pursuant to Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”) (except as may be permitted by Regulation S-T under the Securities Act), was identical to the copy thereof delivered to the Agent for use in connection with the issuance and sale of the Shares. Each of the Registration Statement and any post-effective amendment thereto, at the time it became effective and at all subsequent times, complied and will comply in all material respects with the Securities Act and did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. As of the Effective Date, the Time of Sale Information did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Prospectus, as amended or supplemented, as of its date and at any Representation Date, did not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties set forth in the three immediately preceding sentences do not apply to statements in or omissions from the Registration Statement or any post-effective amendment thereto, or the Prospectus, or any amendments or supplements thereto, made in reliance upon and in conformity with information relating to the Agent furnished to the Company in writing by the Agent expressly for use therein, it being understood and agreed that the only such information furnished by the Agent to the Company consists of the information described in ýSection 6 below. There are no contracts or other documents required to be described in the Prospectus or to be filed as exhibits to the Registration Statement which have not been described or filed as required.

(c) Ineligible Issuer Status. The Company is not an “ineligible issuer” in connection with the offering of the Shares pursuant to Rules 164, 405 and 433 under the Securities Act. Any Free Writing Prospectus that the Company is required to file pursuant to Rule 433(d) under the Securities Act has been, or will be, filed with the Commission in accordance with the requirements of the Securities Act. Each Free Writing Prospectus that the Company has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act or that was prepared by or on behalf of or used or referred to by the Company complies or will comply in all material respects with the requirements of Rule 433 under the Securities Act including timely filing with the Commission or retention where required and legending, and each such Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the issuance and sale of the Shares did not, does not and will not include any information that conflicted, conflicts with or will conflict with the information contained in the Registration Statement or the Prospectus, including any document incorporated by reference therein. Except for the Free Writing Prospectuses, if any, identified in Schedule A hereto, and electronic road shows, if any, furnished to you before first use, the Company has not prepared, used or referred to, and will not, without your prior consent, prepare, use or refer to, any Free Writing Prospectus.

(d) Exchange Act Compliance. The documents incorporated or deemed to be incorporated by reference in the Prospectus, at the time they were or hereafter are filed with the Commission, complied and will comply in all material respects with the requirements of the Exchange Act, and, when read together with the other information in the Prospectus, did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(e) Statistical and Market-Related Data. The statistical and market-related data included in the Registration Statement and the Time of Sale Information, if any, are based on or derived from sources that the Company believes to be reliable and accurate or represent the Company’s good faith estimates that are made on the basis of data derived from such sources.

(f) Disclosure Controls and Procedures; Deficiencies in or Changes to Internal Control Over Financial Reporting. The Company has established and maintains disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)), which (i) are designed to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; (ii) have been evaluated by management of the Company for effectiveness as of the end of the Company’s most recent quarterly fiscal period; and (iii) are effective in all material respects to perform the functions for which they were established. The Company is not aware of (i) any significant deficiency in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information or any material weaknesses in internal control over financial reporting or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company is not aware of any change in its internal control over financial reporting that has occurred during its most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(g) The Agreement. This Agreement has been duly authorized, executed and delivered by, and is a valid and binding agreement of, the Company and the Operating Partnership, enforceable in accordance with its terms, except as rights to indemnification hereunder may be limited by applicable law and except as the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

(h) Authorization of the Shares. The Shares have been duly authorized for issuance and sale pursuant to this Agreement and, when issued and delivered by the Company pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and the issuance and sale of the Shares is not subject to any preemptive rights, rights of first refusal or other similar rights to subscribe for or purchase the Shares.

(i) No Applicable Registration or Other Similar Rights. There are no persons with registration or other similar rights to have any equity or debt securities registered for sale under the Registration Statement or included in the offering contemplated by this Agreement.

(j) No Material Adverse Change. Except as otherwise disclosed in the Registration Statement and the Time of Sale Information, subsequent to the respective dates as of which information is given in the Registration Statement and the Time of Sale Information: (i)  there has been no material adverse change, or any development that could reasonably be expected to result in a material adverse change, in the condition, financial or otherwise, or in the earnings, business, operations or prospects, whether or not arising from transactions in the ordinary course of business, of the Company and its subsidiaries, considered as one entity (any such change is called a “Material Adverse Change”); (ii) the Company and its subsidiaries, considered as one entity, have not incurred any material liability or obligation, indirect, direct or contingent, not in the ordinary course of business nor entered into any material transaction or agreement not in the ordinary course of business; and (iii) there has been no dividend or distribution of any kind declared, paid or made by the Company (except for dividends on the Common Shares, the Company’s 7.75% Series A Cumulative Redeemable Preferred Stock and the Company’s 7.5% Series B Cumulative Redeemable Preferred Stock as described in the Registration Statement and the Time of Sale Information in amounts per share that are consistent with past practice) or, except for dividends paid to the Company or other subsidiaries, any of its subsidiaries on any class of capital stock or repurchase or redemption by the Company or any of its subsidiaries of any class of capital stock.

(k) Independent Accountants. PricewaterhouseCoopers LLP, who have expressed their opinion with respect to the financial statements (which term as used in this Agreement includes the related notes thereto) and supporting schedules filed with the Commission as a part of the Registration Statement and included in the Prospectus are independent public or certified public accountants as required by the Securities Act and the Exchange Act and, to the best knowledge of the Company, (i) in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X and (ii) a registered public accounting firm as defined by the Public Company Accounting Oversight Board (the “PCAOB”) whose registration has not been suspended or revoked and who has not requested such registration to be withdrawn.

(l) Preparation of the Financial Statements. The financial statements filed with the Commission as a part of the Registration Statement and included in the Prospectus present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of and at the dates indicated and the results of their operations and cash flows for the periods specified. The supporting schedules included in the Registration Statement present fairly, in all material respects, the information required to be stated therein. Such financial statements and supporting schedules have been prepared in conformity with generally accepted accounting principles as applied in the United States applied on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto. No other financial statements or supporting schedules are required to be included in the Registration Statement or the Prospectus. The financial data set forth in or incorporated by reference in the Prospectus under the caption “Selected Financial Data” fairly presents, in all material respects, the information set forth therein on a basis consistent with that of the audited financial statements contained in the Registration Statement and the Prospectus or incorporated by reference therein. The Company’s ratios of earnings to fixed charges and preferred stock dividends incorporated by reference in the Registration Statement and the Prospectus have been calculated in compliance with Item 503(d) of Regulation S-K under the Securities Act. To the knowledge of the Company, no person who has been suspended or barred from being associated with a registered public accounting firm, or who has failed to comply with any sanction pursuant to Rule 5300 promulgated by the PCAOB, has participated in or otherwise aided the preparation of, or audited, the financial statements, supporting schedules or other financial data filed with the Commission as a part of the Registration Statement and included in the Prospectus.

(m) Company’s Accounting System. The Company and each of its subsidiaries make and keep accurate books and records and maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization; (ii)  transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles as applied in the United States and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(n) Incorporation and Good Standing of the Company. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland and has the power and authority (corporate or other) to own, lease and operate its properties and to conduct its business as described in the Time of Sale Information and to enter into and perform its obligations under this Agreement. The Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, result in a Material Adverse Change.

(o) Organization and Good Standing of the Operating Partnership.  The Operating Partnership has been duly formed and is validly existing as a limited partnership in good standing under the laws of the State of Delaware and has all power and authority (limited partnership or other) to own, lease and operate its properties and to conduct its business as described in the Time of Sale Information and to enter into and perform its obligations under this Agreement. The Operating Partnership is duly qualified as a foreign limited partnership to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, result in a Material Adverse Change. The aggregate percentage interests of the Company and the limited partners in the Operating Partnership are as set forth in the Time of Sale Information.

(p) Organization and Good Standing of the Company’s Subsidiaries. Each subsidiary of the Company has been duly incorporated or organized, as the case may be, and is validly existing as a corporation, partnership, business trust or limited liability company, as applicable, in good standing under the laws of the jurisdiction of its incorporation or organization and has the power and authority (corporate or other) to own, lease and operate its properties and to conduct its business as described in the Time of Sale Information and is duly qualified as a foreign corporation, partnership, business trust or limited liability company, as applicable, to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, result in a Material Adverse Change. All of the issued and outstanding capital stock or other equity or ownership interests of each subsidiary have been duly authorized and validly issued, are fully paid and nonassessable and are owned by the Company, directly or through subsidiaries, and, except as disclosed in the Registration Statement and the Time of Sale Information, free and clear of any security interest, mortgage, pledge, lien, encumbrance or adverse claim. As of the date of the Company’s most recent annual report on Form 10-K, the Company does not own control, directly or indirectly, any corporation, association or other entity other than (i) the subsidiaries listed on Exhibit 21 to the Company’s most recent annual report and (ii) such other entities omitted from Exhibit 21 which, when such omitted entities are considered in the aggregate as a single subsidiary, would not constitute a “significant subsidiary” within the meaning of Rule 1-02(w) of Regulation S-X.

(q) Capitalization and Other Capital Stock Matters. The Company has an authorized capitalization as set forth in the Registration Statement, the Prospectus and the Time of Sale Information. The Common Shares (including the Shares) conform in all material respects to the description thereof contained in the Time of Sale Information. All of the issued and outstanding Common Shares have been duly authorized and validly issued, are fully paid and nonassessable and have been issued in compliance with federal and state securities laws. None of the outstanding Common Shares was issued in violation of any preemptive rights, rights of first refusal or other similar rights to subscribe for or purchase securities of the Company. There are no authorized or outstanding options, warrants, preemptive rights, rights of first refusal or other rights to purchase, or equity or debt securities convertible into or exchangeable or exercisable for, any capital stock of the Company or any of its subsidiaries other than those accurately described in the Time of Sale Information and privately placed equity securities of the Company that may be issued after the Effective Date that are not yet required to be reported on a Current Report on Form 8-K. All of the issued and outstanding units of limited partner interest in the Operating Partnership (the “Units”) have been duly authorized and validly issued, and have been offered and sold in compliance with all applicable laws (including, without limitation, federal or state securities laws). The terms of the Units conform in all material respects to the descriptions thereof contained in or incorporated by reference in the Time of Sale Information. Except as disclosed in the Time of Sale Information, (i) no Units are reserved for any purpose, (ii) there are no outstanding securities convertible into or exchangeable for any Units, and (iii) there are no outstanding options, rights (preemptive or otherwise) or warrants to purchase or subscribe for Units or any other securities of the Operating Partnership.

(r) Stock Exchange Listing. The Common Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed on the Nasdaq Global Market, and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Shares under the Exchange Act or delisting the Common Shares from the Nasdaq Global Market, nor has the Company received any notification that the Commission or the Nasdaq Global Market is contemplating terminating such registration or listing.

(s) Non-Contravention of Existing Instruments; No Further Authorizations or Approvals Required. Neither the Company nor any of its subsidiaries is in violation of its charter or by-laws, partnership agreement or operating agreement or similar organizational document, as applicable, or is in default (or, with the giving of notice or lapse of time, would be in default) (“Default”) under any indenture, mortgage, loan or credit agreement, note, contract, franchise, lease or other instrument to which the Company or any of its subsidiaries is a party or by which it or any of them may be bound (including, without limitation, any credit agreement, indenture, pledge agreement, security agreement or other instrument or agreement evidencing, guaranteeing, securing or relating to indebtedness of the Company or any of its subsidiaries ), or to which any of the property or assets of the Company or any of its subsidiaries is subject (each, an “Existing Instrument”), except for such Defaults as would not, individually or in the aggregate, result in a Material Adverse Change. The Company and the Operating Partnership’s execution, delivery and performance of this Agreement, consummation of the transactions contemplated hereby and by the Time of Sale Information and the issuance and sale of the Shares (i) have been duly authorized by all necessary corporate or limited partnership action, as applicable, and will not result in any violation of the provisions of the charter or by-laws, partnership agreement or operating agreement or similar organizational document of the Company, or any subsidiary, as applicable, (ii) will not conflict with or constitute a breach of, or Default or a Debt Repayment Triggering Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, or require the consent of any other party to, any Existing Instrument and (iii) will not result in any violation of any law, administrative regulation or administrative or court decree applicable to the Company or any subsidiary, except, with respect to clauses (ii) and (iii), for such violations, conflicts, breaches, Defaults or Debt Repayment Triggering Events as would not, individually or in the aggregate, result in a Material Adverse Change. No consent, approval, authorization or other order of, or registration or filing with, any court or other governmental or regulatory authority or agency, is required for the Company and the Operating Partnership’s execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby and by the Time of Sale Information, except such as have been obtained or made by the Company and the Operating Partnership and are in full force and effect under the Securities Act, applicable state securities or blue sky laws. As used herein, a “Debt Repayment Triggering Event” means any event or condition which gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its subsidiaries.

(t) No Material Actions or Proceedings. Except as otherwise disclosed in the Registration Statement and the Time of Sale Information, there are no legal or governmental actions, suits or proceedings pending or, to the best of the Company’s knowledge, threatened (i) against or affecting the Company or any of its subsidiaries, (ii) which have as the subject thereof any officer or director of, or property owned or leased by, the Company or any of its subsidiaries or (iii) relating to environmental or discrimination matters, where in any such case (A) any such action, suit or proceeding, if so determined adversely, would result in a Material Adverse Change or adversely affect the consummation of the transactions contemplated by this Agreement or (B) any such action, suit or proceeding is or would be material in the context of the sale of Shares. No material labor dispute with the employees of the Company or any of its subsidiaries exists or, to the best of the Company’s knowledge, is threatened or imminent.

(u) Intellectual Property Rights. The Company and its subsidiaries own or possess sufficient trademarks, trade names, patent rights, copyrights, domain names, licenses, approvals, trade secrets and other similar rights (collectively, “Intellectual Property Rights”) reasonably necessary to conduct their businesses as now conducted, except where the failure to own or possess such rights would not, individually or in the aggregate, and the expected expiration of any of such Intellectual Property Rights would not result in a Material Adverse Change. Neither the Company nor any of its subsidiaries has received, or has any reason to believe that it will receive, any notice of infringement or conflict with asserted Intellectual Property Rights of others. The Company is not a party to or bound by any options, licenses or agreements with respect to the Intellectual Property Rights of any other person or entity that are required to be set forth in the Time of Sale Information and are not described therein. None of the technology employed by the Company or any of its subsidiaries has been obtained or is being used by the Company or any of its subsidiaries in violation of any contractual obligation binding on the Company or any of its subsidiaries or, to the Company’s knowledge, any of its or its subsidiaries’ officers, directors or employees or otherwise in violation of the rights of any persons.

(v) All Necessary Permits, etc. The Company and each subsidiary possess such valid and current certificates, authorizations or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct their respective businesses, except where the failure to possess such certificates, authorizations or permits would not, individually or in the aggregate, result in a Material Adverse Change, and neither the Company nor any subsidiary has received, or reasonably believes that it will receive, any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, could result in a Material Adverse Change, except as otherwise disclosed in the Time of Sale Information and the Registration Statement.

(w) Title to Properties. The Company or its subsidiaries, including the Operating Partnership, have good and marketable title in fee simple to, or a valid leasehold interest in, each real property described or identified in the Registration Statement or the Time of Sale Information as owned or leased by them (individually, a “Property,” and together the “Properties”), free and clear of all liens, encumbrances, claims, security interests, restrictions and defects except such as are disclosed in the Registration Statement and the Time of Sale Information or do not, individually or in the aggregate, materially affect the value of such Property and do not interfere in any material respect with the use made and proposed to be made of such Property by the Company or any subsidiary. Neither the Company nor any subsidiary owns or leases any real property, except as described in the Registration Statement or the Time of Sale Information, and except for any real property that has been or is acquired or leased subsequent to the most recent balance sheet date of the Company, the acquisition or lease of which is not required to be reported on a Current Report on Form 8-K. Except as disclosed in the Registration Statement or the Time of Sale Information, no person has an option or right of first refusal to purchase all or part of any of the Properties or any interest therein. Each of the Properties complies with all applicable codes, laws and regulations (including, without limitation, building and zoning codes, laws and regulations and laws relating to access to the Properties), except if and to the extent disclosed in the Registration Statement and the Time of Sale Information and except for such failures to comply that would not result in a Material Adverse Change. Each Property with respect to which a certificate of need or similar approval to operate the Property is required is presently, and at each Representation Date will be, operating pursuant to a current, valid certificate of need or similar certificate. Neither the Company nor any subsidiary has knowledge of any pending or threatened condemnation proceeding, zoning change, or other proceeding or action that will in any manner affect the size of, use of, improvements on, construction on or access to a Property, except such proceedings or actions that would not result in a Material Adverse Change. The Company or a subsidiary has obtained an owner’s title insurance policy from a title insurance company, or, if such title insurance policy has not yet been issued, a binding commitment by such title insurance company to issue such a policy, in any event covering each Property, with coverage in an amount at least equal to the cost of acquisition of such Property, including the principal amount of any indebtedness assumed with respect to the Property.

(x) Mortgages and/or Deeds. All of the mortgages and/or deeds of trust described or identified in the Registration Statement or the Time of Sale Information as owned by the Company, the Operating Partnership or any subsidiary constitute the valid and legally binding obligation of the borrower thereunder (the “Borrower”), and are enforceable in accordance with their terms and except as set forth in or contemplated in the Time of Sale Information, to the best of the Company’s and the Operating Partnership’s knowledge, no Borrower is in default in the payment of any amounts due under any such mortgage and/or deed of trust and no party thereto is in breach or default under any of such agreements except where such breach or default would not result in a Material Adverse Change.

(y) Leases. The lease agreements between the Company, or any subsidiary and the tenants at the Properties (the “Leases”), are valid and enforceable in all material respects by the Company and/or its subsidiary except as enforceability may be limited by bankruptcy, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally and rules of law governing specific performance, injunctive relief and other equitable remedies, and, to the best of the Company’s and the Operating Partnership’s knowledge, no tenants are in default in the payment of any amounts due under any such Lease and no party thereto is in breach or default under any of such agreements except where such breach or default would not result in a Material Adverse Change.

(z) Tax Law Compliance. The Company and its subsidiaries have filed all federal, state and foreign income and franchise tax returns that are required to be filed or have requested extensions thereof, except in any case in which the failure to so file would not result in a Material Adverse Change, and have paid all taxes required to be paid by any of them and, if due and payable, any related or similar assessment, fine or penalty levied against any of them, except for any fine or penalty that is currently being contested in good faith or as would not result in a Material Adverse Change, except as otherwise disclosed in the Time of Sale Information and the Registration Statement. The Company has made adequate charges, accruals and reserves in the applicable financial statements referred to in ýSection 2(l) above in respect of all federal, state and foreign income and franchise taxes for all periods as to which the tax liability of the Company or any of its subsidiaries has not been finally determined.

(aa) Company and Operating Partnership Not “Investment Companies.” The Company has been advised of the rules and requirements under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Neither the Company nor the Operating Partnership is, or will be, either after receipt of payment for the Shares or after the application of the proceeds therefrom as described under “Use of Proceeds” in the Prospectus, an “investment company” within the meaning of Investment Company Act.

(bb) Insurance. Each of the Company and its subsidiaries are insured by recognized, financially sound and reputable institutions with policies in such amounts and with such deductibles and covering such risks as are generally deemed adequate and customary for their businesses including, but not limited to, policies covering real and personal property owned or leased by the Company and its subsidiaries against theft, damage, destruction and acts of vandalism. The Company has no reason to believe that it or any subsidiary will not be able (i) to renew its existing insurance coverage as and when such policies expire or (ii) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not result in a Material Adverse Change. Neither of the Company nor any subsidiary has been denied any insurance coverage which it has sought or for which it has applied. The Company, Operating Partnership or another subsidiary of the Company has obtained title insurance on the fee interests in each of their properties, in an amount that is commercially reasonable for each property, but at least equal to the purchase price of each such property. All such policies of insurance are in full force and effect.

(cc) No Price Stabilization or Manipulation; Compliance with Regulation M. The Company has not taken, directly or indirectly, any action designed to or that might be reasonably expected to cause or result in stabilization or manipulation of the price of the Common Shares or any other “reference security” (as defined in Rule 100 of Regulation M under the 1934 Act (“Regulation M”)) whether to facilitate the sale or resale of the Shares or otherwise, and has taken no action which would directly or indirectly violate Regulation M. The Company acknowledges that the Agent may engage in passive market making transactions in the Shares on the Nasdaq Global Market in accordance with Regulation M.

(dd) Related Party Transactions. There are no business relationships or related-party transactions involving the Company or any of its subsidiaries or any other person required to be described in the Time of Sale Information which have not been described as required.

(ee) FINRA Matters. The Company meets the requirements for use of Form S-3 under the Securities Act specified in Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5110(b)(7)(C)(i). Neither the Company nor any of its Affiliates directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, or is a person associated with any member firm of FINRA.

(ff) Compliance with Environmental Laws. Except as otherwise disclosed in the Registration Statement and the Time of Sale Information or except as would not, individually or in the aggregate, result in a Material Adverse Change, (i) neither the Company nor any of its subsidiaries is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (ii) the Company and its subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements, (iii) there are no pending or threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Company or any of its subsidiaries and (iv) there are no events or circumstances that might reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Company or any of its subsidiaries relating to Hazardous Materials or any Environmental Laws.

(gg) ERISA Compliance. The Company and its subsidiaries and any “employee benefit plan” (as defined under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder (collectively, “ERISA”)) established or maintained by the Company, its subsidiaries or their “ERISA Affiliates” (as defined below) (the “Plan”) is in compliance in all material respects with currently applicable provisions of ERISA. “ERISA Affiliate” means, with respect to the Company or a subsidiary, any member of any group of organizations described in Sections 414(b),(c),(m) or (o) of the Internal Revenue Code of 1986, as amended, and the regulations and published interpretations thereunder (the “Code”) of which the Company or such subsidiary is a member. No “reportable event” (as defined under Section 4043(c) of ERISA), other than any such event for which notice is waived, has occurred or is reasonably expected to occur with respect to any Plan. No Plan, if terminated, would have any “amount of unfunded benefit liabilities” (as defined under Section 4001(a)(18) of ERISA). Neither the Company, its subsidiaries nor any of their ERISA Affiliates has incurred or reasonably expects to incur any liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any Plan or (ii) Sections 412, 4971, 4975 or 4980B of the Code. Each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and nothing has occurred, whether by action or failure to act, which would reasonably be expected to cause the loss of such qualification.

(hh) Brokers. There is no broker, finder or other party that is entitled to receive from the Company any brokerage or finder’s fee or other fee or commission as a result of any transactions contemplated by this Agreement.

(ii) No Outstanding Loans or Other Extensions of Credit. Since the adoption of Section 13(k) of the Exchange Act, neither the Company nor any of its subsidiaries has extended or maintained credit, arranged for the extension of credit, or renewed any extension of credit, in the form of a personal loan, to or for any director or executive officer (or equivalent thereof) of the Company and/or such subsidiary except for such extensions of credit as are expressly permitted by Section 13(k) of the Exchange Act.

(jj) Compliance with Laws. The Company has not been advised, and has no reason to believe, that it and each of its subsidiaries are not conducting business in compliance with all applicable laws, rules and regulations of the jurisdictions in which it is conducting business.

(kk) Dividend Restrictions. Except as otherwise disclosed in the Registration Statement and the Time of Sale Information or with respect to covenants made by any subsidiary in an effort to obtain or maintain or otherwise with respect to its status as a special purpose entity, no subsidiary of the Company is prohibited or restricted, directly or indirectly, from paying dividends to the Company, or from making any other distribution with respect to such subsidiary’s equity securities or from repaying to the Company or any other subsidiary of the Company any amounts that may from time to time become due under any loans or advances to such subsidiary from the Company or from transferring any property or assets to the Company or to any other subsidiary.

(ll) Foreign Corrupt Practices Act. Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee, affiliate or other person acting on behalf of the Company or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that has resulted or would result in a violation of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and the Company and its subsidiaries and, to the knowledge of the Company, the Company’s affiliates have conducted their respective businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(mm) Money Laundering Laws. The operations of the Company and its subsidiaries are, and have been conducted at all times, in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar applicable rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

(nn) OFAC. Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee, affiliate or person acting on behalf of the Company or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of this offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(oo) Sarbanes-Oxley. The Company is in compliance, in all material respects, with all applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

(pp) Duties, Transfer Taxes, Etc. No stamp or other issuance or transfer taxes or duties and no capital gains, income, withholding or other taxes are payable by the Agent in the United States, or any political subdivision or taxing authority thereof or therein in connection with the execution, delivery or performance of this Agreement by the Company or the sale and delivery by the Company of the Shares.

(qq) Qualification as a REIT. The Company is and has been organized in conformity with the requirements for qualification, and has elected to be treated (which election has not been revoked or withdrawn) as a real estate investment trust (“REIT”) under the Code, commencing with its initial taxable year ended December 31, 2003, and the Company’s method of operation will enable it to continue to meet the requirements for taxation as a REIT under the Code. The Operating Partnership has been properly classified either as a partnership or as an entity disregarded as separate from the Company for Federal income tax purposes throughout the period from its formation through the date hereof.

Any certificate signed by any officer or representative of the Company or any of its subsidiaries and delivered to the Agent or counsel for the Agent in connection with an issuance of Shares shall be deemed a representation and warranty by the Company to the Agent as to the matters covered thereby on the date of such certificate.

The Company and the Operating Partnership acknowledge that the Agent and, for purposes of the opinions to be delivered pursuant to ýSection 4(o) hereof, counsel to the Company and counsel to the Agent, will rely upon the accuracy and truthfulness of the foregoing representations and hereby consents to such reliance.

Section 3. ISSUANCE AND SALE OF COMMON SHARES

(a) (i) Sale of Securities. On the basis of the representations, warranties and agreements herein contained, but subject to the terms and conditions herein set forth, the Company and the Agent agree that the Company may from time to time seek to sell Shares through the Agent, acting as sales agent, or directly to the Agent, acting as principal, as follows, with an aggregate Sales Price of up to the Maximum Program Amount, based on and in accordance with Issuance Notices as the Company may deliver, during the Agency Period.

(ii) Agreement Effectiveness. This Agreement shall be deemed effective on the date on which each of the following conditions has been satisfied (the “Effective Date”):

(A) the execution and delivery of this Agreement by the parties hereto; and

(B)	the Agent shall have received the documents identified in ýSection 4(o)(W), ýSection 4(o)(X), ýSection 4(o)(Y) and ýSection 4(o)(Z), with the understanding that (a) the legal opinion and negative assurance letter required by ýSection 4(o)(W) shall be in the form and substance reasonably satisfactory to the Agent, and (b) the comfort letter required by ýSection 4(o)(X) shall be in the form agreed to as of the Effective Date.

The Effective Date must occur prior to the delivery of any Issuance Notice by the Company and the efforts by the Agent to place any Shares.

(b) Mechanics of Issuances.

(i) Issuance Notice. Upon the terms and subject to the conditions set forth herein, on any Trading Day during the Agency Period on which the conditions set forth in ýSection 5(a) and ýSection 5(b) shall have been satisfied, the Company may exercise its right to request an issuance of Shares by delivering to the Agent an Issuance Notice; provided, however, that (A) in no event may the Company deliver an Issuance Notice to the extent that (I) the sum of (x) the aggregate Sales Price of the requested Issuance Amount, plus (y) the aggregate Sales Price of all Shares issued under all previous Issuance Notices effected pursuant to this Agreement, would exceed the Maximum Program Amount; and (B) prior to delivery of any Issuance Notice, the Selling Period for any previous Issuance Notice shall have expired or been terminated. An Issuance Notice shall be considered delivered on the Trading Day that it is received by e-mail to the persons so identified in writing by the Agent and confirmed by the Company by telephone (including a voicemail message to the persons so identified), with the understanding that, with adequate prior written notice, the Agent may modify the list of such persons from time to time.

(ii) Agent Efforts. Upon the terms and subject to the conditions set forth in this Agreement, upon the receipt of an Issuance Notice, the Agent will use its commercially reasonable efforts consistent with its normal sales and trading practices to place the Shares with respect to which the Agent has agreed to act as sales agent, subject to, and in accordance with the information specified in, the Issuance Notice, unless the sale of the Shares described therein has been suspended, cancelled or otherwise terminated in accordance with the terms of this Agreement. For the avoidance of doubt, the parties to this Agreement may modify an Issuance Notice at any time provided they both agree in writing to any such modification.

(iii) Method of Offer and Sale. The Shares may be offered and sold (A) in privately negotiated transactions, (B) as crosses, (C) as block transactions or (D) by any other method or payment permitted by law deemed to be an “at the market” offering as defined in Rule 415 under the Securities Act, including sales made directly on the Principal Market or sales made to or through a market maker or through an electronic communications network. Nothing in this Agreement shall be deemed to require either party to agree to the method of offer and sale specified in the preceding sentence, and (except as specified in clause (D) above) the method of placement of any Shares by the Agent shall be at the Agent’s discretion.

(iv) Confirmation to the Company. If acting as sales agent hereunder, the Agent will provide written confirmation to the Company no later than the opening of the Trading Day next following the Trading Day on which it has placed Shares hereunder setting forth the number of shares sold on such Trading Day, the corresponding Sales Price and the Issuance Price payable to the Company in respect thereof.

(v) Settlement. Each issuance of Shares will be settled on the applicable Settlement Date for such issuance of Shares and, subject to the provisions of ýSection 5, on or before each Settlement Date, the Company will, or will cause its transfer agent to, electronically transfer the Shares being sold by crediting the Agent or its designee’s account at The Depository Trust Company through its Deposit/Withdrawal At Custodian (DWAC) System, or by such other means of delivery as may be mutually agreed upon by the parties hereto and, upon receipt of such Shares, which in all cases shall be freely tradable, transferable, registered shares in good deliverable form, the Agent will deliver, by wire transfer of immediately available funds, the related Issuance Price in same day funds delivered to an account designated by the Company prior to the Settlement Date. The Company may sell Shares to the Agent as principal at a price agreed upon at each relevant time Shares are sold pursuant to this Agreement (each, a “Time of Sale”).

(vi) Suspension or Termination of Sales. Consistent with standard market settlement practices, the Company or the Agent may, upon notice to the other party hereto in writing or by telephone (confirmed immediately by verifiable email), suspend any sale of Shares, and the Selling Period shall immediately terminate; provided, however, that (A) such suspension and termination shall not affect or impair either party’s obligations with respect to any Shares placed or sold hereunder prior to the receipt of such notice; (B) if the Company suspends or terminates any sale of Shares after the Agent confirms such sale to the Company, the Company shall still be obligated to comply with ýSection 3(b)(v) with respect to such Shares; and (C) if the Company defaults in its obligation to deliver Shares on a Settlement Date, the Company agrees that it will hold the Agent harmless against any loss, claim, damage or expense (including, without limitation, penalties, interest and reasonable legal fees and expenses), as incurred, arising out of or in connection with such default by the Company. The parties hereto acknowledge and agree that, in performing its obligations under this Agreement, the Agent may borrow Common Shares from stock lenders in the event that the Company has not delivered Shares to settle sales as required by subsection (v) above, and may use the Shares to settle or close out such borrowings. The Company agrees that no such notice shall be effective against the Agent unless it is made to the persons identified in writing by the Agent pursuant to ýSection 3(b)(i).

(vii) No Guarantee of Placement, Etc. The Company acknowledges and agrees that (A) there can be no assurance that the Agent will be successful in placing Shares and (B) the Agent will incur no liability or obligation to the Company or any other Person if it does not sell Shares, and (C) the Agent shall be under no obligation to purchase Shares on a principal basis pursuant to this Agreement, except as otherwise specifically agreed by the Agent and the Company.

(viii) Blackouts. Notwithstanding any other provision of this Agreement, unless otherwise agreed to by the Agent, the Company and the Agent agree that the Company shall not deliver any Issuance Notice to the Agent, and the Agent shall not be obligated to place any Shares, during any period in which the Company’s insider trading policy, as it exists on the date of an Issuance Notice, would prohibit the purchase or sale of Shares by persons subject to such policy, or during any other period in which the Company is in possession of material non-public information.

(c) Fees. As compensation for services rendered, the Company shall pay to the Agent, on the applicable Settlement Date, the Selling Commission for the applicable Issuance Amount (including with respect to any sale suspended or terminated by the Company pursuant to Section 3(b)(vi)) by the Agent deducting the Selling Commission from the applicable Issuance Amount.

(d) Expenses. The Company agrees to pay all costs, fees and expenses incurred in connection with the performance of its obligations hereunder and in connection with the transactions contemplated hereby, including without limitation (i) all expenses incident to the issuance and delivery of the Shares (including all printing and engraving costs), (ii) all fees and expenses of the registrar and transfer agent of the Shares, (iii) all necessary issue, transfer and other stamp taxes in connection with the issuance and sale of the Shares, (iv) all fees and expenses of the Company’s counsel, independent public or certified public accountants and other advisors, (v) all costs and expenses incurred in connection with the preparation, printing, filing, shipping and distribution of the Registration Statement (including financial statements, exhibits, schedules, consents and certificates of experts), the Prospectus, any Free Writing Prospectus prepared by or on behalf of, used by, or referred to by the Company, and all amendments and supplements thereto, and this Agreement, (vi) all filing fees, attorneys’ fees and expenses incurred by the Company or the Agent in connection with qualifying or registering (or obtaining exemptions from the qualification or registration of) all or any part of the Shares for offer and sale under the state securities or blue sky laws or the provincial securities laws of Canada, and, if requested by the Agent, preparing and printing a “Blue Sky Survey” or memorandum and a “Canadian wrapper,” and any supplements thereto, advising the Agent of such qualifications, registrations, determinations and exemptions, (vii) the filing fees incident to, and the reasonable fees and expenses of counsel for the Agent in connection with, FINRA review, if any, and approval of the Agent’s participation in the offering and distribution of the Shares, (viii) the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the offering of the Shares, including, without limitation, expenses associated with the preparation or dissemination of any electronic road show, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations with the prior approval of the Company, travel and lodging expenses of the representatives, employees and officers of the Company and of the Agent and any such consultants, and the cost of any aircraft chartered in connection with the road show, (ix) the fees and expenses associated with listing the Shares on the Nasdaq Global Market, (x) all other fees, costs and expenses of the nature referred to in Item 14 of Part II of the Registration Statement, and (xi) all reasonable costs and expenses of the Agent, including, without limitation, up to $150,000 for fees and expenses of the Agent’s counsel. Except as provided in this Section 3(d), and ýSection 6 hereof, the Agent shall pay its own expenses, including the fees and disbursements of their counsel.

Section 4. ADDITIONAL COVENANTS

The Company and the Operating Partnership, jointly and severally, covenant and agree with the Agent as follows, in addition to any other covenants and agreements made elsewhere in this Agreement:

(a) Exchange Act Compliance. During the Agency Period, the Company shall (i) file, on a timely basis, with the Commission all reports and documents required to be filed pursuant to Section 13, 14 or 15 of the Exchange Act in the manner and within the time periods required by the Exchange Act and (ii) either (A) include in its quarterly reports on Form 10-Q and its annual reports on Form 10-K, a summary detailing, for the relevant reporting period, (1) the number of Shares sold through the Agent pursuant to this Agreement and (2) the net proceeds received by the Company from such sales or (B) prepare a prospectus supplement or in such other filing permitted by the Securities Act or Exchange Act (each an “Interim Prospectus Supplement”) with such summary information and, at least once a quarter and subject to this Section 4, file such Interim Prospectus Supplement pursuant to Rule 424(b) under the Securities Act (and within the time periods required by Rule 424(b) and Rule 430B under the Securities Act)).

(b) Securities Act Compliance. During the Agency Period, the Company shall promptly advise the Agent in writing (i) of the receipt of any comments of, or requests for additional or supplemental information from, the Commission, (ii) of the time and date of any filing of any post-effective amendment to the Registration Statement or, in connection with this offering, any amendment or supplement to the Prospectus or any Free Writing Prospectus, (iii) of the time and date that any post-effective amendment to the Registration Statement becomes effective and (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereto, any Rule 462(b) Registration Statement or any amendment or supplement to the Prospectus or of any order preventing or suspending the use of any Free Writing Prospectus or the Prospectus, or of any proceedings to remove, suspend or terminate from listing or quotation the Common Shares from any securities exchange upon which they are listed for trading or included or designated for quotation, or of the threatening or initiation of any proceedings for any of such purposes. If the Commission shall enter any such stop order at any time, the Company will use its best efforts to obtain the lifting of such order at the earliest possible moment. Additionally, the Company agrees that it shall comply with the provisions of Rule 424(b), Rule 433 and Rule 430B, as applicable, under the Securities Act and will use its reasonable efforts to confirm that any filings made by the Company under such Rule 424(b) or Rule 433 were received in a timely manner by the Commission.

(c) Amendments and Supplements to the Prospectus and Other Securities Act Matters. If at any time the delivery of a prospectus is required under the Securities Act or under the blue sky or securities laws of any jurisdiction on or prior to the applicable Settlement Date for any Selling Period in connection with the offering or sale of the Shares, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Prospectus so that the Prospectus does not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances when the Prospectus is delivered to a purchaser, not misleading, or if in the opinion of the Agent or counsel for the Agent it is otherwise necessary to amend or supplement the Prospectus to comply with applicable law, including the Securities Act, the Company agrees (subject to Section 4(d)) to promptly prepare, file with the Commission and furnish at its own expense to the Agent, amendments or supplements to the Prospectus so that the statements in the Prospectus as so amended or supplemented will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances when the Prospectus is delivered to a purchaser, be misleading or so that the Prospectus, as amended or supplemented, will comply with applicable law including the Securities Act. Neither the Agent’s consent to, or delivery of, any such amendment or supplement shall constitute a waiver of any of the Company’s obligations under Section 4(b) or Section 4(c)

(d) Agent’s Review of Proposed Amendments and Supplements.

(i) If at any time the delivery of a prospectus is required under the Securities Act or under the blue sky or securities laws of any jurisdiction on or prior to the applicable Settlement Date for any Selling Period in connection with the offering or sale of the Shares, prior to filing an amendment to the Registration Statement or filing a supplement to the Prospectus related to the offering contemplated by this Agreement, the Company shall furnish to the Agent for review, a reasonable amount of time prior to the proposed time of filing or use thereof, a copy of each such proposed amendment or supplement, and the Company shall not file or use any such proposed amendment or supplement without the Agent’s prior consent, which shall not be unreasonably withheld, and shall file with the Commission within the applicable period specified in Rule 424(b) under the Securities Act any prospectus required to be filed pursuant to such rule.

(ii) If at any time the delivery of a prospectus is required under the Securities Act or under the blue sky or securities laws of any jurisdiction on or prior to the applicable Settlement Date for any Selling Period in connection with the offering or sale of the Shares, prior to filing any report filed under the Exchange Act, the Company shall furnish to the Agent for review, a reasonable amount of time prior to the proposed time of filing thereof, a copy of each such proposed filing, and the Company shall not file such proposed filing to which the Agent, after receiving reasonable advanced notice, reasonably objects prior to such filing.

(e) Use of Free Writing Prospectus. Neither the Company nor the Agent has prepared, used, referred to or distributed, or will prepare, use, refer to or distribute, without the other party’s prior written consent, any “written communication” that constitutes a “free writing prospectus” as such terms are defined in Rule 405 under the Securities Act with respect to the offering contemplated by this Agreement (any such free writing prospectus being referred to herein as a “Free Writing Prospectus”).

(f) Free Writing Prospectuses. The Company shall furnish to the Agent for review, a reasonable amount of time prior to the proposed time of filing or use thereof, a copy of each proposed Free Writing Prospectus or any amendment or supplement thereto to be prepared by or on behalf of, used by, or referred to by the Company and the Company shall not file, use or refer to any proposed Free Writing Prospectus or any amendment or supplement thereto without the Agent’s consent. The Company shall furnish to the Agent, without charge, as many copies of any Free Writing Prospectus prepared by or on behalf of, or used by the Company, as the Agent may reasonably request. If at any time when a prospectus is required by the Securities Act (including, without limitation, pursuant to Rule 173(d)) to be delivered in connection with sales of the Shares (but in any event if at any time through and including the Effective Date) there occurred or occurs an event or development as a result of which any Free Writing Prospectus prepared by or on behalf of, used by, or referred to by the Company conflicted or would conflict with the information contained in the Registration Statement or included or would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances prevailing at that subsequent time, not misleading, the Company shall promptly amend or supplement such Free Writing Prospectus to eliminate or correct such conflict or so that the statements in such Free Writing Prospectus as so amended or supplemented will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances prevailing at such subsequent time, not misleading, as the case may be; provided, however, that prior to amending or supplementing any such Free Writing Prospectus, the Company shall furnish to the Agent for review, a reasonable amount of time prior to the proposed time of filing or use thereof, a copy of such proposed amended or supplemented Free Writing Prospectus and the Company shall not file, use or refer to any such amended or supplemented Free Writing Prospectus without the Agent’s consent, which shall not be unreasonably withheld.

(g) Filing of Agent Free Writing Prospectuses. The Company shall not take any action that would result in the Agent or the Company being required to file with the Commission pursuant to Rule 433(d) under the Securities Act a Free Writing Prospectus prepared by or on behalf of the Agent that the Agent otherwise would not have been required to file thereunder.

(h) Copies of Registration Statement and Prospectus. After the Effective Date through the last time that a prospectus is required by the Securities Act (including, without limitation, pursuant to Rule 173(d)) to be delivered in connection with sales of the Shares, the Company agrees to furnish the Agent with copies (which may be electronic copies) of the Registration Statement and each amendment thereto, and with copies of the Prospectus and each amendment or supplement thereto in the form in which it is filed with the Commission pursuant to the Securities Act or Rule 424(b) under the Securities Act, both in such quantities as the Agent may reasonably request from time to time.

(i) Blue Sky Compliance. The Company shall cooperate with the Agent and counsel for the Agent to qualify or register the Shares for sale under (or obtain exemptions from the application of) the state securities or blue sky laws or Canadian provincial securities laws (or other foreign laws) of those jurisdictions reasonably designated by the Agent, shall comply with such laws and shall continue such qualifications, registrations and exemptions in effect so long as required for the distribution of the Shares. The Company shall not be required to qualify as a foreign corporation or to take any action that would subject it to general service of process in any such jurisdiction where it is not presently qualified or where it would be subject to taxation as a foreign corporation. The Company will advise the Agent promptly of the suspension of the qualification or registration of (or any such exemption relating to) the Shares for offering, sale or trading in any jurisdiction or any initiation or threat of any proceeding for any such purpose, and in the event of the issuance of any order suspending such qualification, registration or exemption, the Company shall use its best efforts to obtain the withdrawal thereof at the earliest possible moment.

(j) Earnings Statement. As soon as practicable, but in any event no later than twelve months after the date of this Agreement, the Company will make generally available to its security holders and to the Agent an earnings statement (which need not be audited) covering a period of at least twelve months beginning with the first fiscal quarter of the Company occurring after the date of this Agreement which shall satisfy the provisions of Section 11(a) of the Securities Act and the rules and regulations of the Commission thereunder.

(k) Listing; Reservation of Shares. (a) The Company will list the Shares on the Nasdaq Global Market and will use commercially reasonable efforts to maintain the listing of the Shares on the Nasdaq Global Market, and (b) the Company will reserve and keep available at all times, free of preemptive rights, Shares for the purpose of enabling the Company to satisfy its obligations under this Agreement.

(l) Transfer Agent. The Company shall engage and maintain, at its expense, a registrar and transfer agent for the Shares.

(m) Due Diligence. On each Representation Date, in connection with any issuance of Shares and otherwise from time to time at the reasonable request of the Agent, the Company and the Operating Partnership shall permit and assist representatives of the Agent and counsel to the Agent to conduct due diligence with the appropriate business, financial and legal representatives and directors of the Company and the Operating Partnership, consistent with such parties’ due diligence prior to the date hereof and otherwise appropriate under the circumstances in the reasonable judgment of the Agent, including but not limited to due diligence regarding the business and financial condition of the Company and the Operating Partnership, reasonable requests for documents, conference calls regarding these matters and conference calls with representatives of the Company’s internal and outside counsel providing legal opinions pursuant to this Agreement and with representatives of the Company’s registered independent accounting firms providing comfort letters pursuant to this Agreement. Prior to the filing of any document with the Commission that would constitute a Triggering Event specified in ýSection 4(o), the Company shall furnish to the Agent for review, a reasonable amount of time prior to the proposed time of filing or use thereof, a copy of each such document, and the Company shall not file or use any such document to which the Agent, after receiving reasonable advanced notice, objects prior to such filing or use.

(n) Representations and Warranties. The Company and the Operating Partnership acknowledge that each delivery of an Issuance Notice and each delivery of Shares on a Settlement Date shall be deemed to be (i) an affirmation to the Agent that the representations and warranties of the Company and the Operating Partnership contained in or made pursuant to this Agreement are true and correct as of the date of such Issuance Notice or of such Settlement Date, as the case may be, as though made at and as of each such date, except as may be disclosed in the Time of Sale Information (including any documents incorporated by reference therein and any supplements thereto), and (ii) an undertaking that the Company and the Operating Partnership will advise the Agent if any of such representations and warranties will not be true and correct as of the Settlement Date for the Shares relating to such Issuance Notice, as though made at and as of each such date (except that such representations and warranties shall be deemed to relate to the Registration Statement and the Time of Sale Information as amended and supplemented relating to such Shares).

(o) Deliverables upon a Triggering Event. The Company agrees that, during the term of this Agreement, upon:

(A) the amendment of any Registration Statement or supplement of the Prospectus related to an offering contemplated under this Agreement;

(B) the filing with the Commission of an annual report on Form 10-K or a quarterly report on Form 10-Q, or any amendment thereto, in each case, of the Company;

(C) any Shares are delivered to the Agent as principal on a Settlement Date, at the Agent’s oral or written request and upon reasonable advance oral or written notice to the Company; or

(D) the filing with the Commission of a Current Report on Form 8-K of the Company, or any amendment thereto, that is material to the offering of securities of the Company, in the reasonable discretion of the Agent (excluding any Form 8-K “furnished” pursuant to Item 2.02 or Item 7.01 of Form 8-K); provided, however, that any Current Report on Form 8-K or amendment thereto filed that relates to the same subject matter as what was disclosed in a prior Securities Act or Exchange Act filing shall not constitute a Triggering Event;

(any such event, a “Triggering Event”), then, unless the requirement is waived in writing by the Agent, the Company shall deliver or cause to be delivered to the Agent prior to or simultaneous with the next delivery of an Issuance Notice after such Triggering Event (or, in each case of a Triggering Event pursuant to clause (C) above or a Triggering Event occurring during a Selling Period, on the date of such Triggering Event), the following;

(W) the written legal opinion and negative assurance letter (the “Company Counsel Negative Assurance Letter”) of Cooley Godward Kronish LLP, counsel to the Company, dated the date of delivery, in form and substance reasonably satisfactory to the Agent, or, in the discretion of the Agent, a reliance letter from such counsel to the Agent, permitting the Agent to rely on a previously delivered opinion letter and negative assurance letter, modified as appropriate for any passage of time or Triggering Event (except that statements in such prior opinion or letter shall be deemed to relate to the Registration Statement and the Prospectus as amended or supplemented as of such Representation Date);

(X) a comfort letter, dated the date of delivery, of PricewaterhouseCoopers LLP, the independent registered public accounting firm who has audited the financial statements included or incorporated by reference in the Registration Statement, in form and substance reasonably satisfactory to the Agent; it being understood that, in the case of clause (D) above, any such comfort letter will only be required for the Triggering Event specified to the extent that it contains financial statements filed with the Commission under the Exchange Act and incorporated or deemed to be incorporated by reference into a Prospectus;

(Y) a certificate executed by the Secretary of the Company, signing in such capacity, dated the date of delivery (i) certifying that attached thereto are true and complete copies of the resolutions duly adopted by the Board of Directors of the Company authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the issuance of the Shares pursuant to this Agreement), which authorization shall be in full force and effect on and as of the date of such certificate, (ii) certifying and attesting to the office, incumbency, due authority and specimen signatures of each Person who executed this Agreement for or on behalf of the Company, and (iii) containing any other certification that the Agent shall reasonably request; and

(Z) a certificate executed by the Chief Executive Officer, the President or any Executive or Senior Vice President of the Company and by the Chief Financial Officer of the Company, signing in such respective capacities, (A) confirming that the representations and warranties of the Company contained in this Agreement are true and correct, (B) that the Company has performed all of its obligations hereunder to be performed on or prior to the Effective Date and as to the matters set forth in ýSection 5(a)(i) hereof, and (C) containing any other certification that the Agent shall reasonably request.

(p) Agent’s Own Account; Clients’ Account. The Company consents to the Agent trading, in compliance with applicable law, in the Common Shares for the Agent’s own account and for the account of its clients at the same time as sales of the Shares occur pursuant to this Agreement.

(q) Investment Limitation. The Company shall not invest, or otherwise use the proceeds received by the Company from its sale of the Shares in such a manner as would require the Company or any of its subsidiaries to register as an investment company under the Investment Company Act.

(r) Market Activities. The Company will not take, directly or indirectly, any action designed to or that might be reasonably expected to cause or result in stabilization or manipulation of the price of the Shares or any other reference security, whether to facilitate the sale or resale of the Shares or otherwise, and the Company will, and shall cause each of its affiliates to, comply with all applicable provisions of Regulation M. If the limitations of Rule 102 of Regulation M (“Rule 102”) do not apply with respect to the Shares or any other reference security pursuant to any exception set forth in Section (d) of Rule 102, then promptly upon notice from the Agent (or, if later, at the time stated in the notice), the Company will, and shall cause each of its affiliates to, comply with Rule 102 as though such exception were not available but the other provisions of Rule 102 (as interpreted by the Commission) did apply.

(s) Other Documents. On the Effective Date, the Agent and its counsel shall have been furnished with such documents as they may reasonably request in order to evidence the accuracy and completeness of any of the representations or warranties, or the fulfillment of the conditions, herein contained; and all action taken by the Company in connection with the issuance and sale of the Shares as herein contemplated shall be reasonably satisfactory in form and substance to the Agent and its counsel.

(t) REIT Treatment.  The Company currently intends to continue to elect to qualify as a REIT under the Code and will use all reasonable efforts to enable the Company to continue to meet the requirements for qualification and taxation as a REIT under the Code for subsequent tax years that include any portion of the term of this Agreement.

(u) Investment Limitation. The Company and the Operating Partnership will conduct their businesses in a manner so that they will not become subject to the Investment Company Act.

(v) New Registration Statement. If, immediately prior to the third anniversary of the filing of the Original Registration Statement, any of the Shares remain unsold hereunder, the Company will, prior to such third anniversary and subject to this Section 4(v), file, if it has not already done so, a new shelf registration statement relating to the Shares, and will use its commercially reasonable efforts to cause such registration statement to be declared effective as soon as practicable, and will take all other reasonable actions necessary or appropriate to permit the offering and sale of Shares to continue as contemplated in the expired registration statement relating to such Shares and this Agreement. References herein to the “Registration Statement” shall include such new shelf registration statement.

Section 5. CONDITIONS TO DELIVERY OF ISSUANCE NOTICES AND TO SETTLEMENT

(a) Conditions Precedent to the Right of the Company to Deliver an Issuance Notice and the Obligation of the Agent to Sell Shares During the Selling Period(s). The right of the Company to deliver an Issuance Notice hereunder is subject to the satisfaction, on the date of delivery of such Issuance Notice, and the obligation of the Agent to use its commercially reasonable efforts to place Shares during the applicable Selling Period is subject to the satisfaction, on each Trading Day during the Selling Period, of each of the following conditions:

(i) Accuracy of the Company and the Operating Partnership’s Representations and Warranties; Performance by the Company. The representations and warranties of the Company and the Operating Partnership shall be true and correct as of each applicable Representation Date as though made at such time. The Company and the Operating Partnership shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company and the Operating Partnership at or prior to such date, including, but not limited to, the covenants contained in ýSection 4(m) and ýSection 4(o).

(ii) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby that prohibits or directly and materially adversely affects any of the transactions contemplated by this Agreement, and no proceeding shall have been commenced that may have the effect of prohibiting or materially adversely affecting any of the transactions contemplated by this Agreement.

(iii) Material Adverse Changes. Since the Effective Date, no event that had or would reasonably be expected to have a Material Adverse Change shall have occurred that has not been disclosed in the Registration Statement, the Time of Sale Information or the Prospectus (including the documents incorporated by reference therein and any supplements thereto).

(iv) No Suspension of Trading in or Delisting of Common Shares; Other Events. The trading of the Common Shares (including without limitation the Shares) shall not have been suspended by the Commission, the Principal Market or FINRA since the immediately preceding Settlement Date or, if there has been no Settlement Date, the Effective Date, and the Common Shares (including without limitation the Shares) shall have been approved for listing or quotation on and shall not have been delisted from the Principal Market. There shall not have occurred (and be continuing in the case of occurrences under clauses (i) and (ii) below) any of the following: (i) trading or quotation in any of the Company’s securities shall have been suspended or limited by the Commission or by the Nasdaq Global Market, or trading in securities generally on either the Nasdaq Stock Market or the New York Stock Exchange shall have been suspended or limited, or minimum or maximum prices shall have been generally established on any of such stock exchanges by the Commission or the Nasdaq Stock Market; (ii) a general banking moratorium shall have been declared by any of federal, New York, Delaware or California authorities; or (iii) there shall have occurred any outbreak or escalation of national or international hostilities or any crisis or calamity, or any change in the United States or international financial markets, or any substantial change or development involving a prospective substantial change in United States’ or international political, financial or economic conditions, as in the judgment of the Agent is material and adverse and makes it impracticable to market the Shares in the manner and on the terms described in the Prospectus or to enforce contracts for the sale of securities;

(b) Documents Required to be Delivered on each Issuance Notice Date. The Agent’s obligation to use its commercially reasonable efforts to place Shares hereunder (including with respect to any Settlement Date) shall additionally be conditioned upon:

(i) Certificates. The delivery to the Agent on or before the Issuance Notice Date of a certificate in form and substance reasonably satisfactory to the Agent, executed by the Chief Executive Officer, the President or any Executive Officer of the Company and by the Chief Financial Officer or Treasurer of the Company, signing in such respective capacities, to the effect that all conditions to the delivery of such Issuance Notice shall have been satisfied as of the date of such certificate (which certificate shall not be required if the foregoing representations shall be set forth in the Issuance Notice).

(ii) Opinion of Agent’s Counsel. The Agent shall have received on the date of each Triggering Event, unless the requirement is waived in writing by the Agent, and on such other dates as may be reasonably requested by the Agent, an opinion of Jones Day, counsel for the Agent, dated such date, in form and substance reasonably satisfactory to the Agent, or, in the discretion of the Agent, a reliance letter from such counsel to the Agent, permitting the Agent to rely on a previously delivered opinion letter, modified as appropriate for any passage of time or Triggering Event (except that statements in such prior opinion shall be deemed to relate to the Registration Statement, the Prospectus or any Free Writing Prospectus, in each case as amended or supplemented as of such Representation Date);

(iii) Additional Documents. On or before each Representation Date, the Agent and counsel for the Agent shall have received such information and documents as they may reasonably request for the purposes of enabling them to pass upon the issuance and sale of the Shares as contemplated herein, or in order to evidence the accuracy of any of the representations and warranties, or the satisfaction of any of the conditions or agreements, herein contained (including, at the discretion of the Agent, a certificate of the Chief Executive Officer, the President or any Executive Officer of the Company and by the Chief Financial Officer or Treasurer of the Company certifying that the Company is not in possession of material non-public information); and all proceedings taken by the Company in connection with the issuance and sale of the Shares as contemplated herein and in connection with the other transactions contemplated by this Agreement shall be satisfactory in form and substance to the Agent and counsel for the Agent.

Section 6. INDEMNIFICATION AND CONTRIBUTION

(a) Indemnification of the Agent. The Company and the Operating Partnership, jointly and severally, agree to indemnify and hold harmless the Agent, its officers and employees, and each person, if any, who controls the Agent within the meaning of the Securities Act or the Exchange Act against any loss, claim, damage, liability or expense, as incurred, to which the Agent or such officer, employee or controlling person may become subject, under the Securities Act, the Exchange Act, other federal or state statutory law or regulation or at common law or otherwise (including in settlement of any litigation), insofar as such loss, claim, damage, liability or expense (or actions in respect thereof as contemplated below) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or any amendment thereto, including any information deemed to be a part thereof pursuant to Rule 430B or Rule 430C under the Securities Act, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading; or (ii) any untrue statement or alleged untrue statement of a material fact contained in any Free Writing Prospectus that the Company has used, referred to or filed, or is required to file, pursuant to Rule 433(d) of the Securities Act or the Prospectus (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; or (iii) any act or failure to act or any alleged act or failure to act by the Agent in connection with, or relating in any manner to, the Common Shares or the offering contemplated hereby, and which is included as part of or referred to in any loss, claim, damage, liability or action arising out of or based upon any matter covered by clause (i) or (ii) above, provided that the Company and the Operating Partnership shall not be liable under this clause (iii) to the extent that a court of competent jurisdiction shall have determined by a final judgment that such loss, claim, damage, liability or action resulted directly from any such acts or failures to act undertaken or omitted to be taken by the Agent through its willful misconduct, and to reimburse the Agent and each such officer, employee and controlling person for any and all expenses (including the fees and disbursements of counsel chosen by the Agent) as such expenses are reasonably incurred by the Agent or such officer, employee or controlling person in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action; provided, however, that the foregoing indemnity agreement shall not apply to any loss, claim, damage, liability or expense to the extent, but only to the extent, arising out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to the Company by the Agent expressly for use in the Registration Statement, any such Free Writing Prospectus or the Prospectus (or any amendment or supplement thereto), it being understood and agreed that the only such information furnished by the Agent to the Company consists of the information described in subsection (b) below. The indemnity agreement set forth in this ýSection 6(a) shall be in addition to any liabilities that the Company or the Operating Partnership may otherwise have.

(b) Indemnification of the Company and the Operating Partnership. The Agent agrees to indemnify and hold harmless the Company and the Operating Partnership, each director of the Company, officers of the Company who signed the Registration Statement and each person, if any, who controls the Company or the Operating Partnership within the meaning of the Securities Act or the Exchange Act, against any loss, claim, damage, liability or expense, as incurred, to which the Company or the Operating Partnership, or any such director, officer or controlling person may become subject, under the Securities Act, the Exchange Act, or other federal or state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of the Agent, which shall not be unreasonably withheld), insofar as such loss, claim, damage, liability or expense (or actions in respect thereof as contemplated below) arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, including any information deemed to be a part thereof pursuant to Rule 430B or Rule 430C under the Securities Act, or the Prospectus (or such amendment or supplement thereto), or arises out of or is based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Registration Statement or the Prospectus (or such amendment or supplement thereto), in reliance upon and in conformity with written information furnished to the Company by the Agent expressly for use therein; and to reimburse the Company, or any such director, officer or controlling person for any legal and other expense reasonably incurred by the Company, or any such director, officer or controlling person in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action. Each of the Company and the Operating Partnership hereby acknowledges that the only information that the Agent has furnished to the Company expressly for use in the Registration Statement or the Prospectus (or any amendment or supplement thereto) are the statements set forth in the second and third sentences of the first paragraph under the caption “Plan of Distribution” in the Prospectus. The indemnity agreement set forth in this Section 6(b) shall be in addition to any liabilities that the Agent may otherwise have.

(c) Notifications and Other Indemnification Procedures. Promptly after receipt by an indemnified party under this ýSection 6 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this ýSection 6, notify the indemnifying party in writing of the commencement thereof, but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party for contribution or otherwise than under the indemnity agreement contained in this ýSection 6 or to the extent it is not prejudiced as a proximate result of such failure. In case any such action is brought against any indemnified party and such indemnified party seeks or intends to seek indemnity from an indemnifying party, the indemnifying party will be entitled to participate in, and, to the extent that it shall elect, jointly with all other indemnifying parties similarly notified, by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that a conflict may arise between the positions of the indemnifying party and the indemnified party in conducting the defense of any such action or that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of such indemnifying party’s election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party under this ýSection 6 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in accordance with the proviso to the preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the fees and expenses of more than one separate counsel (together with local counsel), representing the indemnified parties who are parties to such action), which counsel (together with any local counsel) for the indemnified parties shall be selected by Jefferies (in the case of counsel for the indemnified parties referred to in ýSection 6(a) above), (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party, in each of which cases the reasonable fees and expenses of counsel shall be at the expense of the indemnifying party and shall be paid as they are incurred.

(d) Settlements. The indemnifying party under this ýSection 6 shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party against any loss, claim, damage, liability or expense by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by ýSection 6(c) hereof, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement, compromise or consent to the entry of judgment in any pending or threatened action, suit or proceeding in respect of which any indemnified party is or could have been a party and indemnity was or could have been sought hereunder by such indemnified party, unless such settlement, compromise or consent includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such action, suit or proceeding.

(e) Contribution. If the indemnification provided for in this ýSection 6 is for any reason held to be unavailable to or otherwise insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount paid or payable by such indemnified party, as incurred, as a result of any losses, claims, damages, liabilities or expenses referred to therein (i) in such proportion as is appropriate to reflect the relative benefits received by the Company or the Operating Partnership, on the one hand, and the Agent, on the other hand, from the offering of the Shares pursuant to this Agreement or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company or the Operating Partnership, on the one hand, and the Agent, on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative benefits received by the Company or the Operating Partnership, on the one hand, and the Agent, on the other hand, in connection with the offering of the Shares pursuant to this Agreement shall be deemed to be in the same respective proportions as the total gross proceeds from the offering of the Shares (before deducting expenses) received by the Company or the Operating Partnership bear to the total commissions received by the Agent. The relative fault of the Company or the Operating Partnership, on the one hand, and the Agent, on the other hand, shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or the Operating Partnership, on the one hand, or the Agent, on the other hand, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in ýSection 6(c), any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim. The provisions set forth in ýSection 6(c) with respect to notice of commencement of any action shall apply if a claim for contribution is to be made under this ýSection 6(e); provided, however, that no additional notice shall be required with respect to any action for which notice has been given under ýSection 6(c) for purposes of indemnification.

The Company, the Operating Partnership and the Agent agree that it would not be just and equitable if contribution pursuant to this ýSection 6(e) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this ýSection 6(e).

Notwithstanding the provisions of this ýSection 6(e), the Agent shall not be required to contribute any amount in excess of the agent fees received by the Agent in connection with the offering contemplated hereby. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this ýSection 6(e), each officer and employee of the Agent and each person, if any, who controls the Agent within the meaning of the Securities Act or the Exchange Act shall have the same rights to contribution as the Agent, and each director of the Company, each officer of the Company who signed the Registration Statement, and each person, if any, who controls the Company or the Operating Partnership within the meaning of the Securities Act and the Exchange Act shall have the same rights to contribution as the Company and the Operating Partnership.

Section 7. TERMINATION & SURVIVAL

(a) Term. Subject to the provisions of this ýSection 7, the term of this Agreement shall continue from the Effective Date until the end of the Agency Period, unless earlier terminated by the parties to this Agreement pursuant to this ýSection 7.

(b) Termination; Survival Following Termination. (i) Either party may terminate this Agreement prior to the end of the Agency Period, by giving written notice as required by this Agreement, upon three Trading Day’s notice to the other party; provided that, (A) if the Company terminates this Agreement after the Agent confirms to the Company any sale of Shares, the Company shall remain obligated to comply with ýSection 3(b)(v) with respect to such Shares and (B) ýSection 2, ýSection 6, ýSection 7 and ýSection 8 shall survive termination of this Agreement. If termination shall occur prior to the Settlement Date for any sale of Shares, such sale shall nevertheless settle in accordance with the terms of this Agreement.

(ii) In addition to the survival provision of ýSection 7(b)(i), the respective indemnities, agreements, representations, warranties and other statements of the Company, the Operating Partnership, of their officers and of the Agent set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of the Agent or the Company, the Operating Partnership or any of their or their partners, officers or directors or any controlling person, as the case may be, and, anything herein to the contrary notwithstanding, will survive delivery of and payment for the Shares sold hereunder and any termination of this Agreement.

Section 8. MISCELLANEOUS

(a) Press Releases and Disclosure. The Company may issue a press release describing the material terms of the transactions contemplated hereby as soon as practicable following the Effective Date, and may file with the Commission a Current Report on Form 8-K, with this Agreement attached as an exhibit thereto, describing the material terms of the transactions contemplated hereby, and the Company shall consult with the Agent prior to making such disclosures, and the parties hereto shall use all commercially reasonable efforts, acting in good faith, to agree upon a text for such disclosures that is reasonably satisfactory to all parties hereto. No party hereto shall issue thereafter any press release or like public statement (including, without limitation, any disclosure required in reports filed with the Commission pursuant to the Exchange Act) related to this Agreement or any of the transactions contemplated hereby without the prior written approval of the other party hereto, except as may be necessary or appropriate in the reasonable opinion of the party seeking to make disclosure to comply with the requirements of applicable law or stock exchange rules. If any such press release or like public statement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all commercially reasonable efforts, acting in good faith, to agree upon a text for such disclosure that is reasonably satisfactory to all parties hereto.

(b) No Advisory or Fiduciary Relationship. The Company and the Operating Partnership acknowledge and agree that (i) the transactions contemplated by this Agreement, including the determination of any fees, are arm’s-length commercial transactions between the Company, the Operating Partnership and the Agent, (ii) when acting as a principal under this Agreement, the Agent is and has been acting solely as a principal is not the agent or fiduciary of the Company, the Operating Partnership, or their stockholders, creditors, employees or any other party, (iii) the Agent has not assumed nor will assume an advisory or fiduciary responsibility in favor of the Company or the Operating Partnership with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Agent has advised or is currently advising the Company or the Operating Partnership on other matters) and the Agent does not have any obligation to the Company or the Operating Partnership with respect to the transactions contemplated hereby except the obligations expressly set forth in this Agreement, (iv) the Agent and its respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company or the Operating Partnership, and (v) the Agent has not provided any legal, accounting, regulatory or tax advice with respect to the transactions contemplated hereby and the Company and the Operating Partnership have consulted their own legal, accounting, regulatory and tax advisors to the extent they deemed appropriate.

(c) Research Analyst Independence. The Company acknowledges that the Agent’s research analysts and research departments are required to and should be independent from their respective investment banking divisions and are subject to certain regulations and internal policies, and as such the Agent’s research analysts may hold views and make statements or investment recommendations and/or publish research reports with respect to the Company or the offering that differ from the views of their respective investment banking divisions. The Company understands that the Agent is a full service securities firm and as such from time to time, subject to applicable securities laws, may effect transactions for its own account or the account of its customers and hold long or short positions in debt or equity securities of the companies that may be the subject of the transactions contemplated by this Agreement.

(d) Notices. All communications hereunder shall be in writing and shall be mailed, hand delivered or telecopied and confirmed to the parties hereto as follows:

If to the Agent:

Jefferies & Company, Inc.
520 Madison Avenue
New York, New York 10022
Facsimile: (212) 284-2280
Attention: General Counsel

with a copy to:

Jones Day
North Point
901 Lakeside Avenue
Cleveland, Ohio 44114
Facsimile: (216) 579-0212
Attention: Michael J. Solecki

If to the Company or the Operating Partnership

Gladstone Commercial Corporation
1521 Westbranch Drive, Suite 200
McLean, Virginia 22102
Facsimile: (703) 287-5801
Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:

Cooley Godward Kronish LLP
One Freedom Square
Reston Town Center
11951 Freedom Drive
Reston, Virginia 20190-5656
Facsimile: (703) 456-8100
Attention: Darren DeStefano

Any party hereto may change the address for receipt of communications by giving written notice to the others in accordance with this ýSection 8(d).

(e) Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto, and to the benefit of the employees, officers and directors and controlling persons referred to in ýSection 6, and in each case their respective successors, and personal representatives, and no other person will have any right or obligation hereunder. The term “successors” shall not include any purchaser of the Shares as such from the Agent merely by reason of such purchase.

(f) Partial Unenforceability. The invalidity or unenforceability of any Article, Section, paragraph or provision of this Agreement shall not affect the validity or enforceability of any other Article, Section, paragraph or provision hereof. If any Article, Section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.

(g) Governing Law Provisions. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in such state. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby (“Related Proceedings”) may be instituted in the federal courts of the United States of America located in the Borough of Manhattan in the City of New York or the courts of the State of New York in each case located in the Borough of Manhattan in the City of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any such court (a “Related Judgment”), as to which such jurisdiction is non-exclusive) of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum.

(h) With respect to any Related Proceeding, each party irrevocably waives, to the fullest extent permitted by applicable law, all immunity (whether on the basis of sovereignty or otherwise) from jurisdiction, service of process, attachment (both before and after judgment) and execution to which it might otherwise be entitled in the Specified Courts, and with respect to any Related Judgment, each party waives any such immunity in the Specified Courts or any other court of competent jurisdiction, and will not raise or claim or cause to be pleaded any such immunity at or in respect of any such Related Proceeding or Related Judgment, including, without limitation, any immunity pursuant to the United States Foreign Sovereign Immunities Act of 1976, as amended.

(i) General Provisions. This Agreement, together with the engagement letter dated September 23, 2009, by and between the Company and the Agent (the “Engagement Letter”), constitutes the entire agreement of the parties to this Agreement and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof. In the event of any conflict between the provisions of the Engagement Letter and the Agreement, the provisions of the Agreement shall control. This Agreement may be executed in two or more counterparts, each one of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and may be delivered by facsimile transmission or by electronic delivery of a portable document format (PDF) file. This Agreement may not be amended or modified unless in writing by all of the parties hereto, and no condition herein (express or implied) may be waived unless waived in writing by each party whom the condition is meant to benefit. The Article and Section headings herein are for the convenience of the parties only and shall not affect the construction or interpretation of this Agreement.

[Signature Page Immediately Follows]If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to the Company and the Operating Partnership the enclosed copies hereof, whereupon this instrument, along with all counterparts hereof, shall become a binding agreement in accordance with its terms.

Very truly yours,

GLADSTONE COMMERCIAL CORPORATION

By:	/s/ David Gladstone

Name: David Gladstone Title: CEO & Chairman

GLADSTONE COMMERCIAL LIMITED PARTNERSHIP

By: GCLP Business Trust II, its general partner

By: /s/ David Gladstone

Name: David Gladstone Title: Trustee
By: /s/ George Stelljes

Name: George Stelljes III Title: Trustee

The foregoing Agreement is hereby confirmed and accepted by the Agent in New York, New York as of the date first above written.

JEFFERIES & COMPANY, INC.

By: /s/ Andrea H. Lee
Name: Andrea H. Lee
Title: Managing Director

EXHIBIT A
ISSUANCE NOTICE

[Date]

Jefferies & Company, Inc.
520 Madison Avenue
New York, New York 10022

Attn: [      ]

Reference is made to the Open Market Sale Agreement between Gladstone Commercial Corporation (the “Company”), Gladstone Commercial Limited Partnership (the “Operating Partnership”) and Jefferies & Company, Inc. (the “Agent”) dated as of November 4, 2009. The Company confirms that all conditions to the delivery of this Issuance Notice are satisfied as of the date hereof.

Effective Date of Delivery of Issuance Notice (determined pursuant to ýSection 3(b)(i)):

Issuance Amount (equal to the total Sales Price for such Shares): $

Number of Days in Selling Period:

First Date of Selling Period:

Last Date of Selling Period:

Settlement Date(s) if other than standard T+3 settlement:

Floor Price Limitation (in no event less than $1.00 without the prior written consent of the Agent, which consent may be withheld in the Agent’s sole discretion): $    per share

Comments:

GLADSTONE COMMERCIAL CORPORATION

By:
Name:
Title:

SCHEDULE A

Free Writing Prospectuses

SM “Open Market Sale Agreement” is a service mark of Jefferies & Company, Inc.